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                                                                    EXHIBIT 99.3

                                                             (WILLIAMS LOGO (R))

NEWS RELEASE


NYSE: WMB

================================================================================

DATE:             June 6, 2003


                 WILLIAMS COMPLETES $800 MILLION CREDIT FACILITY
             New Facility Reflects Improvement in Company Liquidity

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it has obtained a new $800 million cash-collateralized credit facility, primarily for the purpose of issuing letters of credit.

         The new credit facility replaced a $1.1 billion credit line entered into last summer that was comprised of a $700 million secured revolving facility and a $400 million secured letter of credit facility.

         The majority of the company's midstream gas and liquids assets were security for the previous agreement that has now been replaced by the new two-year, cash-collateralized $800 million agreement. The new agreement releases the midstream assets as collateral.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.


CONTACT:            Kelly Swan
                    Williams (media relations)
                    (918) 573-6932

                    Travis Campbell
                    Williams (investor relations)
                    (918) 573-2944

                    Courtney Baugher
                    Williams (investor relations)
                    (918) 573-5768


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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.